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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF FNB FINANCIAL SERVICES, LP]

                                January 24, 2005

FNB Financial Services, LP
103 Foulk Road, Suite 202
Wilmington, Delaware  19803

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania  16148

Ladies and Gentlemen:

      I have acted as counsel to FNB Financial Services, LP (the "Company") and F.N.B. Corporation, a Florida corporation ("FNB"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance and sale by the Company of up to $350,000,000 aggregate principal amount of (i) Nonnegotiable Subordinated Term Notes, Series 2005, due 3, 6, 9, 12, 15, 18, 21, 24, 27, 30, 36, 48, 60, 84 and 120 Months (in the aggregate, the "Term Notes"),
(ii) Nonnegotiable Subordinated Daily Notes, Series 2005 (the "Daily Notes") and
(iii) Nonnegotiable Subordinated Special Daily Notes, Series 2005 (the "Special Daily Notes") (the Term Notes, the Daily Notes and the Special Daily Notes are collectively referred to herein as the "Securities") to be issued under an Indenture, dated as of January ___, 2005, by and among the Company, as Issuer, FNB, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee (the "Trustee") (as amended or supplemented from time to time, the "Indenture"). Pursuant to a Guaranty dated as of January ___, 2005 (the "Guaranty"), FNB will fully and unconditionally guaranty the Company's obligations under the Securities.

      In connection with the foregoing, I have examined:

      a.    The Registration Statement and the exhibits thereto;

      b. The Company's Certificate of Limited Partnership and the Partnership Agreement;

      c.    FNB's Articles of Incorporation and Bylaws;

      d.    The Indenture;

      e. The form of General Partner Certificate setting forth the terms of the Term Notes, the Daily Notes and the Special Daily Notes;

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      f.    The Guaranty; and

      g. Such other records and documents as I have considered relevant, necessary or appropriate for purposes of this opinion; and

      I have also assumed:

            i) The due authentication by or on behalf of the Trustee and the due execution and delivery by the Company of the Securities; and

            ii) The issuance and sale of the Securities under the Indenture as described in the Registration Statement, including receipt by the Company of the full consideration for the Securities set forth therein.

      Based upon such examination and assumptions, I am of the opinion that the Securities will be enforceable obligations of the Company and the Guaranty will be the enforceable obligation of FNB. The foregoing opinion is limited to the laws of State of Delaware, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States.

      I consent to the use of my name in the Registration Statement under the caption "Legal Matters" in the prospectus which constitutes part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

      This opinion is not to be reproduced, wholly or in part, or filed publicly or used by any person without my prior written consent, nor shall it be used, quoted, circulated or otherwise referred to for any other purpose.

                                                    Sincerely,

                                                    Charles C. Casalnova
                                                    Counsel